Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

between

NI HOLDINGS, INC.

and

SCOTT INSURANCE HOLDINGS, LLC

dated as of

May 7, 2024

i

ii

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of May 7, 2024, is entered into by and between NI Holdings, Inc., a North Dakota corporation (“Seller”), and Scott Insurance Holdings, LLC, a Maryland limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock (the “Shares”), of Westminster American Insurance Company, a North Dakota corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means each other document required to be delivered pursuant to the terms of this Agreement.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.21(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Fargo, North Dakota are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.04(a).

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Date Payment” means $10,500,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 4.07.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, but excluding any Contracts or other agreements relating to shrink-wrap or click-through licenses of non-customized commercially available software.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Deductible” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Distributor” has the meaning set forth in Section 3.29(a).

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(ii).

“Employment Agreement” has the meaning set forth in Section 7.03(j).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Financial Statements” has the meaning set forth in Section 3.06.

“Financing” has the meaning set forth in Section 4.07.

“Full Year Financial Statements” has the meaning set forth in Section 3.06.

“Fundamental Representations” means the representations and warranties of Seller contained in Sections 3.01 (Organization and Authority of Seller), 3.02(a) (Organization and Authority of the Company), 3.03 (Capitalization) and 3.25 (Brokers).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g); provided, however, that notwithstanding anything to the contrary in the foregoing, “Indebtedness” shall not be deemed to include (A) trade payables incurred by the Company in the ordinary course of business and consistent with past practice, or (B) insurance claims listed on Section 3.14 of the Disclosure Schedules and insurance claims that have incurred but not been reported to the Company.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof, but excluding shrink-wrap or click-through licenses of non-customized commercially available software; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Invested Assets” means those assets listed in the Financial Statements for the fiscal year ended December 31, 2023, as modified by the Interim Financial Statements.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those Persons set forth on Section 1.01 of the Disclosure Schedules, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Lookback Date” means January 1, 2020, which is the date Seller acquired the Shares of the Company.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, awards, penalties, fines, costs, Taxes imposed on the Company or Buyer as a result of the Company being a member of an affiliated, consolidated, combined, or unitary group of corporations that includes the Seller on or prior to the Closing (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or non-US law) or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), liabilities, reserves, financial results, prospects, or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (v) any changes in applicable Laws or accounting rules, including United States generally accepted accounting principles in effect from time to time; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a material and disproportionate adverse effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“NOLs” has the meaning set forth in Section 6.01(d).

“Non-Tax Contract” means any Contract entered into in the ordinary course of business not dealing principally with the sharing, allocation, or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such Contracts (such as acquisition agreements, employment agreements, leases and loan agreements).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Contracts” has the meaning set forth in Section 5.11.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.21(b).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” shall have the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Shares” has the meaning set forth in the recitals.

“Tax Benefit” means the amount by which the actual Tax Liability (after giving effect to any alternative minimum or similar Tax) of a party entitled to indemnification pursuant to this Agreement is or may be reduced by the deduction of the Losses upon which the claim for indemnity is based.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, unclaimed property, customs, duties or other taxes, fees, assessments or charges of any kind in the nature of a tax, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person (other than pursuant to a Non-Tax Contract), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Union” has the meaning set forth in Section 3.22(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Article II
PURCHASE AND SALE

Section 2.01.          Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02.          Purchase Price. The aggregate purchase price for the Shares shall be $10,500,000 (the “Purchase Price”).

Section 2.03.          Transactions to be Effected at the Closing.

(a)          At the Closing, Buyer shall deliver to Seller:

(i)            the Closing Date Payment by wire transfer of immediately available funds to the accounts designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date; and

(ii)              the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b)          At the Closing, Seller shall deliver to Buyer:

(i)            stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii)              the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04.          Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the

“Closing”) to be held no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date and at such place as Seller and Buyer may mutually agree (the day on which the Closing takes place being the “Closing Date”). The Closing shall be deemed to have occurred at 12:01 am, Central Daylight Time, on the Closing Date.

Section 2.05.          Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. If Buyer or the Company believes that such deduction or withholding is required, Buyer shall provide the Seller with written notice at least five (5) Business Days prior to withholding any amount pursuant to this Section 2.05 such that Seller has the opportunity to eliminate or reduce such deduction or withholding obligation by filing appropriate documentation or taking other appropriate action, and Buyer and the Company shall reasonably cooperate with Seller as necessary for the Seller to eliminate or reduce such deduction or withholding. To the extent Buyer or the Company deducts or withholds any amounts, such amounts deducted or withheld pursuant to this Section 2.05 will be remitted by the Buyer or the Company to the appropriate taxing authority. To the extent that amounts are so deducted, withheld and remitted by the Buyer or the Company, such deducted, withheld, and remitted amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made. Buyer shall cooperate with Seller in obtaining a refund of any amounts withheld and paid over to any applicable taxing authority pursuant to this Section 2.05, to the extent permitted by applicable Law.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:

Section 3.01.          Organization and Authority of Seller. Seller is duly organized, validly existing and in good standing under the Laws of the state of its organization. Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.02.          Organization, Authority and Qualification of the Company.

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of North Dakota and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. All corporate actions taken by the Company in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing.

(b)          Section 3.02(b) of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

Section 3.03.          Capitalization.

(a)          The authorized capital stock of the Company consists of 30,000,000 shares of common stock, par value $0.70 per share, of which 5,000,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, as set forth on Section 3.03 of the Disclosure Schedules, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)          All of the Shares were issued in material compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)          There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04.          No Subsidiaries. The Company does not own or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05.          No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) require the consent of, or notice to, any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. Except as set forth on Section 3.05 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06.          Financial Statements. Complete copies of the Company’s audited statutory financial statements consisting of the balance sheet of the Company as of December 31, 2022 and statutory financial statements consisting of the balance sheet of the Company as of December 31, 2023 and the related statements of income, stockholders’ equity and cash flow for the years then ended (the “Full Year Financial Statements”), and statutory financial statements consisting of the balance sheet of the Company as of March 31, 2024 and the related statements of income, stockholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Full Year Financial Statements, the “Financial Statements”) are included in Section 3.06 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with statutory financial statement requirements applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Full Year Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of

December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of March 31, 2024 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with statutory financial statement requirements.

Section 3.07.          Undisclosed Liabilities. The Company has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount. Nothing herein shall apply to claim payments under any policy of insurance issued by the Company and reflected on the claim records of the Company, all of which have been delivered to the Buyer prior to Closing.

Section 3.08.          Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)          to Seller’s Knowledge, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          amendment of the charter, by-laws or other organizational documents of the Company;

(c)          split, combination or reclassification of any shares of its capital stock;

(d)          issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)          declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)           material change in any method of accounting or accounting practice of the Company, except as required by statutory financial statement requirements or as disclosed in the notes to the Financial Statements;

(g)          material change in the Company’s cash management practices and its policies, practices and procedures with respect thereto;

(h)          entry into any Contract that would constitute a Material Contract;

(i)            incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)            transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet that are material to the Company or cancellation of any debts or entitlements, in each case, outside of the ordinary course of business;

(k)          transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property;

(l)            abandonment or lapse of or failure to maintain in full force and effect any Company Intellectual Property, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material trade secrets included in the Company Intellectual Property;

(m)         material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)          any capital investment in, or any loan to, any other Person;

(o)          acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(p)          any material capital expenditures;

(q)          imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(r)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements, as required by applicable Law, or in the ordinary course of business (including, without limitation, annual employee and management bonuses paid in the ordinary course of business), (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $75,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)           adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t)            any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(u)          entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)             purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y)          material Tax election (or change or rescission of a material Tax election), amendment to any material Tax Return, adoption (or request for permission of any taxing authority to change) any new accounting method in respect of Taxes, entrance into any closing agreement in respect of Taxes, settlement of any claim or assessment in respect of material Taxes, surrender or allowance to expire of any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes;

(z)          any material change in any underwriting, actuarial, investment, financial reporting, or accounting practice or policy followed by the Company, or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for any other accounting purposes;

(aa)            to Seller’s Knowledge, any material adverse change in the amount or nature of the reserves, liabilities or other similar amounts of the Company with respect to the insurance contracts in force of the Company, other than such changes resulting from the lapse or termination of any such insurance Contracts;

(bb)           any termination, amendment, or execution by the Company of any reinsurance, coinsurance or other similar Contract, as ceding or assuming insurer (other than a termination of such Contracts on the stated expiration date);

(cc)            any amendment or introduction by the company of any form of insurance Contract other than in the ordinary course of business; or

(dd)           any materially adverse change in the accounts of the Company’s investable assets (other than changes due to general market conditions and taken in the ordinary course of business).

Section 3.09.          Material Contracts.

(a)          Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)            each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)              all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)            all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)             all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)          all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)             all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii)          all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii)        all Contracts with any Governmental Authority to which the Company is a party;

(ix)             all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)          any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi)             all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xii)          all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii)        any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)          To Seller’s Knowledge, each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. To Seller’s Knowledge, none of the Company or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, since the Lookback Date, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by the Company under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer; provided, however, that Seller has not provided copies of all agreements that are based upon a form agreement, and Seller has provided to Buyer copies of all of the Company’s form agreements, including agency agreements and customer agreements, and the terms of each executed agency agreement or customer agreement do not materially differ from the Company’s form agreements.

Section 3.10.          Title to Assets; Real Property.

(a)          The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other tangible assets reflected in the Full Year Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and tangible assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)            liens for Taxes not yet due and payable;

(ii)              mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii)            easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(iv)             other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)          Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Company and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license or permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Seller’s Knowledge, threatened in writing against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11.          Condition and Sufficiency of Assets. To Seller’s Knowledge, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. To Seller’s Knowledge, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and tangible assets of the Company and the Company Intellectual Property are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted. Section 3.11 of the Disclosure Schedules contains a list of tangible personal property located at the Real Property which is not the property of the Company (and, for the avoidance of doubt, will not be the property of the Company after the Closing).

Section 3.12.          Intellectual Property.

(a)          Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of all (i) Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary software of the Company; and (iv) all other Company Intellectual Property used or held for use in the business as currently conducted. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of all material file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations in the possession of Seller or the Company.

(b)          Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any written notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)          The Company has the valid and enforceable right to use all Intellectual Property used in the conduct of the Company’s business as currently conducted, free and clear of Encumbrances other than Permitted Encumbrances.

(d)          Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any material amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or any Intellectual Property subject to any Company IP Agreement.

(e)          All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect.

(f)           To Seller’s Knowledge, the conduct of the Company’s business as currently and, since the Lookback Date, as formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of Seller, since the Lookback

Date no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property.

(g)          The representations and warranties contained in this Section 3.12 shall constitute the sole and exclusive representations and warranties with respect to the matters addressed thereby. For the sake of clarity, and without limiting the generality of the foregoing, the representations and warranties set forth in Section 3.07 and Section 3.10 hereof shall be deemed not to apply or relate to any matters addressed by the representations and warranties contained in this Section 3.12.

Section 3.13.          Reserves. To Seller’s Knowledge, all reserves and other similar amounts with respect to insurance as established or reflected in the Financial Statements were computed in accordance with commonly accepted actuarial standards consistently applied, were fairly stated in all material respects in accordance with the benefits specified by the provisions of the related insurance Contracts and in the related reinsurance, coinsurance, and other similar Contracts of the Company and meet the requirements in all material respects of the applicable insurance Laws and when considered in light of the assets held by the Company with respect to the reserves and related actuarial items, including without limitation then current assumptions concerning investment earnings on the assets and considerations anticipated to be received and retained under the insurance Contracts, persistency and expenses. To Seller’s Knowledge, all such reserves and related actuarial items held in support of the insurance Contracts of the Company, were good, sufficient and adequate, in all material respects, as of December 31, 2023 (under commonly accepted actuarial standards consistently applied and fairly stated in accordance with sound actuarial principles), to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims, expenses and other Liabilities of the Company under all insurance Contracts under which the Company has or will have any Liability (including, without limitation, any Liability arising under or as a result of any reinsurance, coinsurance, or other similar Contract). To Seller’s Knowledge, the Company owns assets that qualify as legal reserve assets under applicable insurance Laws in an amount at least equal to all such statutory reserves and other similar amounts. Seller has made available to Buyer all information regarding reserves that has been requested by Buyer.

Section 3.14.          Insurance Issued by the Company. Except as required by Law or except as disclosed in Section 3.14 of the Disclosure Schedules:

(a)          To Seller’s Knowledge, all insurance Contract benefits payable by the Company have in all material respects been paid in accordance with the terms of the insurance, reinsurance, coinsurance and other Contracts under which they arose.

(b)          No outstanding insurance Contract issued, reinsured, or underwritten by the Company entitles the holder thereof or any other person to receive dividends, distributions, or to share in the income of the Company.

(c)          To Seller’s Knowledge, the Company is in material compliance with all filings with any Governmental Authority or other regulatory authority, and the underwriting standards utilized or applied by the Company conform in all material respects to the North Dakota Century Code and all other applicable Law.

(d)          To Seller’s Knowledge, the rates and underwriting standards utilized or applied by the Company conform to the standards required pursuant to the terms of the respective reinsurance, coinsurance, or other similar Contracts.

(e)          To Seller’s Knowledge, all of the Company’s liability under insurance Contracts issued, reinsured, or underwritten by the Company which is beyond the Company’s normal retention is fully reinsured under valid reinsurance Contracts which are fully collectible.

(f)           Each agent who wrote, sold, or produced business for the Company was duly licensed as an insurance agent when hired or appointed by the Company (for the type of business written, sold, or produced by such agent) in the particular jurisdiction in which such agent wrote, sold, or produced such business for the Company. To Seller’s Knowledge, no such agent violated (or with or without notice or lapse of time or both, would have violated) in any material respect any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to the writing, sale, or production of business for the Company.

(g)          Other than proceedings or litigation involving physical damage claims that have been subrogated to be paid by an insurer other than the Company, there are no material proceedings or litigation currently pending against the Company under any insurance Contract issued, reinsured, or underwritten by the Company, and there are no judgments, orders, settlements or other obligations relating to claims brought under any insurance Contract issued, reinsured, or underwritten by the Company with respect to which the Company has any outstanding liability or obligation. Seller will in good faith update Section 3.14(g) of the Disclosure Schedules immediately prior to the Closing for material changes that have occurred since the date of this Agreement.

Section 3.15.          Regulatory Orders. There is no written order or directive by, or supervisory letter or cease-and-desist order from, any regulator or regulatory agency that is binding on the Company. Since the Lookback Date, the Company has not adopted any board resolution at the request of any regulator or regulatory agency.

Section 3.16.          Actuarial Information. The Company has made available to Buyer copies of all actuarial reports, actuarial certificates, and loss recognition analyses prepared by any third party actuarial consultant on behalf of or made available to the Company since December 31, 2023 through the date of this Agreement. The information and data used in connection with the preparation of such actuarial reports are accurate in all material respects with respect to the periods covered in such reports. The loss recognition analyses were generated from the same underlying sources and systems that were utilized by the Company to prepare the Financial Statements, were derived from the books and records of the Company at the relevant time of preparation (which preparation was accurate in all material respects), and were prepared in conformity in all material respects with applicable Law. The actuarial analyses were based on the inventory of policies in force at the relevant time of preparation and were prepared by such actuarial consultant or consultants using appropriate modeling procedures actuarially applied, were prepared in conformity with generally accepted actuarial standards consistently applied, and any projections were prepared in accordance with the assumptions stated therein.

Section 3.17.          Insurance. Section 3.17 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and, to the extent any such Insurance Policies are maintained solely by the Company and not as part of Seller’s corporate insurance program, shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are, to Seller’s Knowledge, provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.18.          Legal Proceedings; Governmental Orders.

(a)          There are no Actions pending or, to Seller’s Knowledge, threatened in writing (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and affecting the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, since the Lookback Date no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards by a Governmental Authority against or affecting the

Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.18(b) of the Disclosure Schedules. To Seller’s Knowledge, since the Lookback Date no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.19.          Compliance With Laws; Permits.

(a)          To Seller’s Knowledge, since the Lookback Date the Company has complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties or assets.

(b)          To Seller’s Knowledge, all Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. To Seller’s Knowledge, all fees and charges that are due and payable with respect to such Permits as of the date hereof have been paid in full. To Seller’s Knowledge, Section 3.19(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To Seller’s Knowledge, since the Lookback Date no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.19(b) of the Disclosure Schedules.

Section 3.20.          Environmental Matters.

(a)          To Seller’s Knowledge, the Company is currently and, since the Lookback Date, has been in compliance in all material respects with all applicable environmental laws and has not, and the Seller has not, received in writing from any Person any: (i) environmental notice or environmental claim; or (ii) request for information pursuant to environmental law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements on the part of the Company as of the Closing Date.

(b)          To Seller’s Knowledge, neither Seller nor the Company has retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties under environmental law.

Section 3.21.          Employee Benefit Matters.

(a)          Section 3.21(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.21(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.21(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b)          With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of such Benefit Plans and all amendments thereto or if the Benefit Plan has not been reduced to writing, a written summary of all material terms of each such Benefit Plan. Each Benefit Plan and any related trust has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws. Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms and applicable Law, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event and any compensation or benefits payable in accordance with the terms of the Benefit Plan. To the Knowledge of Seller, the Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise. Other than as required under applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and the Company has no Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits other than as required by applicable Law. There has been no announcement by Seller, the Company or any of their Affiliates relating to any additional amendment of any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or collective bargaining agreement. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the document sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service.

(c)          There is no pending, threatened or, to the Seller’s Knowledge, anticipated action relating to any Benefit Plan (other than non-material routine claims for benefits and appeals of such claims), or to Seller’s Knowledge, any trustee or fiduciaries thereof or any of the assets of any trust of any Benefit Plan, and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by any Governmental Authority. Since the Lookback Date, there has been no non-exempt “prohibited transaction,” as such term is defined under Section 4975 of the Code, Section 406 of ERISA, or any applicable Law, with respect to any Benefit Plan for which the Company or its ERISA Affiliates could be liable (either directly or through indemnification).

(d)          Since the Lookback Date, each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither any participant in such plan, nor the Company (through indemnification), is subject to any Tax or penalty imposed by Section 409A of the Code.

(e)          Except for any required vesting of accrued benefits under any Qualified Benefit Plan upon termination of such plan, the consummation of the transactions contemplated by this Agreement (either alone or in connection with another event) will not: (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer, former employee or former officer of the Company; or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any ERISA Affiliate to amend or terminate any Benefit Plan. No amount that will be received (whether in cash or property or vesting of property), or benefit provided to, any officer, director or employee of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect as a result of the transaction contemplated by this Agreement will be an “excess parachute payment” (as such term is defined under 280G(b)(1) of the Code), and no such person is entitled to receive any additional payment from the Company in the event that the excise Tax under Section 4999(a) of the Code is imposed on such person.

(f)           The representations and warranties contained in this Section 3.21 shall constitute the sole and exclusive representations and warranties with respect to the matters addressed thereby. For the sake of clarity, and without limiting the generality of the foregoing, the representations and warranties set forth in Section 3.07 and Section 3.19 hereof shall be deemed not to apply or relate to any matters addressed by the representations and warranties contained in this Section 3.21.

Section 3.22.          Employment Matters.

(a)          Section 3.22(a) of the Disclosure Schedules contains a redacted list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) a list of the fringe benefits provided to each such individual as of the date hereof; and (vii) whether such employee is working for the Company pursuant to a non-immigrant visa, and if so, the category and expiration date of such visa. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, due and payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no past-due amounts of compensation, commissions, bonuses or fees.

(b)          The Company is not, and has not been since the Lookback Date, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been since the Lookback Date, any Union representing or purporting to represent any employee of the Company, and to Seller’s Knowledge, no Union or group of employees is seeking or has, since the Lookback Date, sought to organize employees for the purpose of collective bargaining. Since the Lookback Date, there has not been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)          To Seller’s Knowledge, the Company is and, since the Lookback Date, has been in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, work authorization, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. To Seller’s Knowledge, all individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. To Seller’s Knowledge, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. To Seller’s Knowledge, the Company is in compliance with and, since the Lookback Date, has complied with all immigration and work authorization laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. To Seller’s Knowledge, there are no Actions against the Company pending or threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, work authorization, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)          To the extent applicable, since the Lookback Date the Company has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e)          The representations and warranties contained in this Section 3.22 shall constitute the sole and exclusive representations and warranties with respect to the matters addressed thereby. For the sake of clarity, and without limiting the generality of the foregoing, the representations and warranties set forth in Section 3.07 and Section 3.19 hereof shall be deemed not to apply or relate to any matters addressed by the representations and warranties contained in this Section 3.22.

Section 3.23.          Taxes.

(a)          To Seller’s Knowledge, since the Lookback Date, all material Tax Returns required to be filed on or before the Closing Date by the Company or by any affiliated group of which the Company is or was a member have been, or will be, timely filed. To Seller’s Knowledge, such Tax Returns are, or will be, true, complete and correct in all material respects. To Seller’s Knowledge, all material Taxes due and owing by the Company or any affiliated group of which the Company is or was a member (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          To Seller’s Knowledge, since the Lookback Date, the Company has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)          To Seller’s Knowledge, since the Lookback Date, no written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)          To Seller’s Knowledge, since the Lookback Date, no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company other than automatic extensions to file Tax Returns requested in the ordinary course of business.

(e)          To Seller’s Knowledge, (a) the amount of the Company’s Liability for unpaid Taxes for all periods since the Lookback Date and ending on or before December 31, 2023 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements; and (b) the amount of the Company’s Liability for unpaid Taxes for all periods following the end of the most recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not materially exceed comparable amounts incurred in similar periods in prior years).

(f)           To Seller’s Knowledge, all deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid or otherwise resolved.

(g)          To Seller’s Knowledge, (a) the Company is not a party to any Action by any taxing authority; and (b) there are no pending or threatened (in writing) Actions by any taxing authority.

(h)          Seller has delivered or made available to Buyer copies of all federal, state, local and foreign income and other material Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after the Lookback Date.

(i)            To Seller’s Knowledge, there are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company.

(j)            To Seller’s Knowledge, the Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than a Non-Tax Contract) following the Closing Date.

(k)          To Seller’s Knowledge, since the Lookback Date (a) no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company and (b) no power of attorney with respect to Taxes has been executed or filed with any taxing authority by or on behalf of the Company.

(l)            To Seller’s Knowledge, the Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)            any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)              an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)            a prepaid, advance payment, or deposit amount received on or before the Closing Date unrelated to insurance reserves;

(iv)             any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law;

(v)          intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law);

(vi)             income inclusion pursuant to Sections 951 or 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date including without limitation, any currently owing, accrued or deferred items of income pursuant to Section 965 of the Code; and

(vii)          any election under Section 108(i) of the Code made on or before the Closing.

(m)             Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. To Seller’s Knowledge, the Company is not, nor has it been since the Lookback Date, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(n)          To Seller’s Knowledge, since the Lookback Date, the Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(o)          To Seller’s Knowledge, the Company is not, and since the Lookback Date has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(p)          To Seller’s Knowledge, the Company is not party to any agreement, Contract, arrangement or plan that has resulted in or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(q)          To Seller’s Knowledge, the Company is, and has been since the Lookback Date, treated as a C corporation for federal income Tax purposes.

(r)           To Seller’s Knowledge, and except for the Invested Assets, the Company does not own (directly or indirectly) any equity interests in any other Person, and is not a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for federal income Tax purposes.

(s)           To the Seller’s Knowledge, the Company does not have any liability for the Taxes of any Person other than the Company under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-US law), as a transferee or successor, by contract, by operation of Law or otherwise, except with respect to members of the affiliated group that includes the Seller and the Company for the year that includes the Closing Date and any prior years.

(t)            The representations and warranties set forth in Section 3.07 and Section 3.19 hereof shall be deemed not to apply or relate to any matters addressed by the representations and warranties contained in this Section 3.23.

Section 3.24.          Books and Records. The minute books and stock record books of the Company are complete and correct in all material respects and since the Lookback Date have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.25.          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 3.26.          Reinsurance Arrangements. To Seller’s Knowledge, a list of all outstanding reinsurance, co-insurance, excess insurance, retrocession, ceding of insurance, or assumption of insurance agreements, arrangements and treaties to which the Company is a party (“Reinsurance Arrangements”) is included in Section 3.26 of the Disclosure Schedules. To Seller’s Knowledge, and subject to Section 5.09, no such Reinsurance Arrangement contains any provision providing that any such other party thereto may terminate, cancel or commute the same by reason of the transactions contemplated by this Agreement or any other provisions which would be altered or otherwise become applicable by reason of such transactions. To Seller’s Knowledge, the Company is entitled under applicable Law to take full credit on the Financial Statements for all amounts recoverable pursuant to the Reinsurance Arrangements listed in Section 3.26 of the Disclosure Schedules, all such amounts recoverable have been properly recorded in the books and records of account of the Company and are properly reflected in the Financial Statements, and all such amounts are fully collectible in due course.

Section 3.27.          Investments. The Company is in possession of all certificates or other documentation evidencing ownership of the Invested Assets, and has good and marketable title, free and clear of all Encumbrances except for Permitted Encumbrances, to all of the Invested Assets. None of the Invested Assets is in default in the payment of principal, interest or dividends, and all Invested Assets substantially comply with (i) the investment guidelines adopted by the Company and (ii) all insurance laws and regulations of each of the jurisdictions in which the Company is subject thereto. Section 3.27 of the Disclosure Schedules sets forth all amounts deposited by the Company for the benefit of policyholders as required by any Governmental Authority.

Section 3.28.          Insurance Business. To Seller’s Knowledge, since the Lookback Date the Company has paid in full all assessments by insurance guaranty funds, assigned risk pools, joint underwriting associations and “second injury” funds for which it has been billed. To Seller’s Knowledge, any such assessments billed or accrued prior to the Closing Date, or any portion thereof, shall be and remain the liability of the Seller. To Seller’s Knowledge, any such assessments accrued and billed after the Closing Date, or any portion thereof, shall be the liability of Buyer. To Seller’s Knowledge, all policies of insurance, reinsurance or retrocessional coverage issued by the Company are in material compliance (and at the respective dates of issuance were in compliance) with all insurance laws and regulations of each of the jurisdictions in which the Company is subject thereto and applicable Law and, to the extent required under such laws or regulations and applicable Law, are on forms approved by applicable Governmental Authorities in the jurisdiction where issued, or have been filed with and not objected to by such Governmental Authorities. To Seller’s Knowledge, any premium rates with respect to policies of insurance, reinsurance or retrocession currently issued by the Company which are required to be filed with or approved by Governmental Authorities have been so filed or approved and premiums charged and conformed thereto. To Seller’s Knowledge, no outstanding policies of insurance, reinsurance or retrocession issued, underwritten, reinsured or assumed by the Company entitles the holder thereof or any person or entity to receive any dividends, distributions or other benefits based on the revenues or earnings of the Company.

Section 3.29.          Distributors and Brokers; Third-Party Administrators.

(a)          To the Knowledge of Seller, since the Lookback Date to the date hereof, each insurance agent, underwriter, wholesaler, broker, reinsurance intermediary and distributor that wrote, sold, or produced insurance business for the Company (each, a “Distributor”), at the time such Person wrote, sold or produced such business, was duly licensed or registered as required by Law (for the type of business written, sold or produced on behalf of the Company), was duly authorized and appointed (to the extent required by applicable Law) by the Company, and to the Knowledge of Seller, no Distributor is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, sale or production of insurance business for the Company, except for such failures to be licensed or such violations which have been cured, resolved or settled through agreements with applicable Governmental Authorities or are barred by an applicable statute of limitations or, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. To the Knowledge of Seller, since the Lookback Date no Distributor has been enjoined, indicted, convicted or made the subject to any consent decree or judgment on account of any violation of applicable Law in connection with such Distributor’s actions in his, her or its capacity as Distributor for the Company or any enforcement or disciplinary proceeding alleging any such violation.

(b)          To the Knowledge of Seller, since the Lookback Date to the date hereof, each third-party administrator that managed or administered insurance business for the Company, at the time such Person managed or administered such business, was duly licensed or registered as required by Law (for the type of business managed or administered on behalf of the Company), and to the Knowledge of Seller, no such third-party administrator is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the administration or management of insurance business for the Company, except for such failures to be licensed or such violations which have been cured, resolved or settled through agreements with applicable Governmental Authorities or are barred by an applicable statute of limitations or, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.30.          Transaction Expenses Following the Closing Date, the Company will not have any obligation to pay any fees or expenses incurred by the Company or Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, or the performance and consummation of the transactions contemplated hereby and thereby.

Section 3.31.          No Other Representations and Warranties. Except for the specific representations and warranties contained in this Article III (as modified by the Disclosure Schedules), none of Seller or the Company nor any other Person makes any express or implied representation or warranty, including with respect to Seller or the Company or the transactions contemplated by this Agreement, and Seller and the Company specifically disclaim any other representations or warranties, whether made by Seller, the Company, any of their respective Affiliates or any of their respective representatives.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01.          Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Maryland. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02.          No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. Except as set forth on Section 4.02 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03.          Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Buyer understands that neither the Securities and Exchange Commission nor any other federal or state agency has recommended, approved or endorsed the purchase of the Shares as an investment or passed on the accuracy or adequacy of the information set forth in the materials or any other documents provided by Seller.

Section 4.04.          Accredited Investor. Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended, and a “qualified purchaser” as that term is defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended.

Section 4.05.          Non-Reliance.

(a)          Buyer is not relying on (and will not at any time rely on) any communication (written or oral) of Seller as investment advice or as a recommendation to purchase the Shares, it being understood that any information and explanations related to the terms and conditions of the Shares shall not be considered investment advice or a recommendation to purchase the Shares.

(b)          Buyer acknowledges that Seller has not (i) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Shares or (ii) made any representation to Buyer regarding the legality of an investment in the Shares under applicable legal investment or similar Laws or regulations. In deciding to purchase the Shares, Buyer is not relying on the advice or recommendations of Seller and Buyer has made its own independent decision that the investment in the Shares is suitable and appropriate for the undersigned.

Section 4.06.          Brokers. Except for Newport, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.07.          Sufficiency of Funds. Buyer is solvent and has, or will have, sufficient cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price, fund additional surplus to the Company of $30,000,000 and consummate the transactions contemplated by this Agreement. The Buyer and, following the Closing, the Company, will not become insolvent as a result of consummating the transactions contemplated by this Agreement. Buyer has delivered to Seller true and complete copies of the executed commitment letter of WesBanco, dated as of April 29, 2024 (the “Commitment Letter”), pursuant to which such Person has agreed, subject to the terms and conditions set forth therein, to provide financing to Buyer sufficient to enable Buyer to pay the Purchase Price, fund additional surplus to the Company of $30,000,000 and consummate the transactions contemplated by this Agreement (the “Financing”). As of the date hereof, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Buyer and each of the other parties thereto. Prior to the date hereof, the commitment contained in the Commitment Letter has not been withdrawn or rescinded in any respect (and no party thereto has indicated an intent to so withdraw or rescind) or otherwise amended or modified in any respect. As of the date hereof, Buyer is not in breach of any of the terms or conditions set forth in the Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach by Buyer or failure by Buyer to satisfy a condition precedent set forth therein. As of the date hereof, Buyer has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Commitment Letter. There are no conditions precedent or other contingencies relating to the funding of the full amount of the proceeds of the Financing except as stated in the Commitment Letter. The aggregate proceeds contemplated by the Commitment Letter, together with available cash on hand of Buyer, shall be sufficient to enable Buyer to pay the Purchase Price, fund additional surplus to the Company of $30,000,000 and consummate the transactions contemplated by this Agreement.

Section 4.08.          Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.09.          Acknowledgements by Buyer. Buyer acknowledges and agrees that it has conducted its own independent investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of the investment for an indefinite period of time. Buyer has been afforded full access to the books and records and personnel of the Company for purposes of conducting a due diligence investigation and have conducted a full due diligence investigation of the Company. Buyer does not have any actual knowledge that the representations and warranties set forth in Article III of this Agreement are not true and correct in all respects, and Buyer does not have any actual knowledge of any errors in, or material omissions from, the Disclosure Schedules. Buyer specifically disclaims that it is relying upon or has relied upon any other representations or warranties with respect to the Company or the business of the Company other than the representations and warranties set forth in Article III of this Agreement in entering into this Agreement.

Article V
COVENANTS

Section 5.01.          Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)          cause the Company to preserve and maintain all of its Permits;

(b)          cause the Company to pay its debts, Taxes and other obligations when due, except where the amount or validity of any such debts, Taxes or other obligations are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(c)          cause the Company to maintain the properties and assets owned, operated or used by the Company in substantially similar condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)          cause the Company to continue in full force and effect without material modification to any Insurance Policies, except as required by applicable Law;

(e)          cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f)           cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)          cause the Company to maintain its books and records in accordance with past practice;

(h)          cause the Company to maintain its investable assets in their current accounts;

(i)            cause the Company to comply in all material respects with all applicable Laws; and

(j)            cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur, including, without limitation, the payment of any dividend or distribution to any shareholder of the Company; provided, however, that the Company may pay a dividend to Seller prior to the Closing to the extent that the statutory surplus at Closing is equal to $20,000,000 following any such dividend. In addition, within twenty-five (25) days following the Closing, Buyer and Seller agree to review the financial statements of the Company as of the Closing, which financial statements shall be prepared by the Company in accordance with the Company’s historical practices and procedures. To the extent the actual statutory surplus at Closing exceeds $20,000,000 as set forth in the Company’s financial statements, to be reasonably agreed upon between Buyer and Seller, Buyer will promptly pay to Seller the amount that the actual statutory surplus at Closing exceeds $20,000,000. To the extent the statutory surplus at Closing is less than $20,000,000 as set forth in the Company’s financial statements, to be reasonably agreed upon between Buyer and Seller, Seller will promptly pay to Buyer the difference between $20,000,000 and the amount that the actual statutory surplus at Closing is less than $20,000,000. If Buyer and Seller cannot agree on the amount of the actual statutory surplus at Closing, Buyer and Seller shall submit the dispute to a mutually agreed, nationally recognized accounting firm, and the accounting firm’s determination as to the amount of actual statutory surplus at Closing shall be final and binding on, and not appealable by, the parties hereto. Buyer and Seller shall each bear 50% of the fees of such accounting firm.

Section 5.02.          Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company during normal business hours; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request, including but not limited to audit work papers; and (c) instruct the Representatives of Seller and the Company to reasonably cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company.

Section 5.03.          No Solicitation of Other Bids.

(a)          Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information about the Company to, any Person concerning a possible Acquisition Proposal; or

(iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)          In addition to the other obligations under this Section 5.03, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)          Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include the right to seek the specific enforcement of such provision by any court having equity jurisdiction, it being acknowledged and agreed that any such breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer.

Section 5.04.          Notice of Certain Events.

(a)          From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)            any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)              any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)            any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)             any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.18 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)          Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules; provided, however, that if Buyer intends to terminate this Agreement based on the receipt of information provided pursuant to this Section 5.04, then Buyer must do so within ten (10) Business Days of the receipt of such information.

Section 5.05.          Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 5.05 of the Disclosure Schedules.

Section 5.06.          Governmental Approvals and Consents.

(a)          Each party hereto shall (i) as promptly as possible, but in no event later than five (5) Business Days following the date of this Agreement, make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates, including the North Dakota Insurance Department; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities, including the North Dakota Insurance Department, that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall reasonably cooperate with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules.

(c)          If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, reasonably cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its commercially reasonable efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 5.07.          Books and Records.

(a)          In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall:

(i)            retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)              upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b)          In order to facilitate the resolution of any claims made by or against Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Seller shall:

(i)            retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing, to the extent such books and records (including personnel files) are not transferred to Buyer pursuant to this Agreement; and

(ii)              upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)          Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.07 where such access would violate any Law.

Section 5.08.          John Scott, Jr. Bonus. Buyer shall be responsible for payment of 100% of any bonus due following the Closing and any Annual Retention Bonus (as defined in the Employment Agreement) to John Scott, Jr. Buyer acknowledges and agrees that (a) it is assuming the Employment Agreement and shall be responsible for all obligations thereunder, and (b) Seller shall have no responsibility for any such bonus payment and that Seller shall have no further liability or obligations under the Employment Agreement following the Closing.

Section 5.09.          Seller Insurance Programs. Buyer acknowledges and agrees that Seller shall, at or in connection with Closing, remove the Company from any Insurance Policies and corporate benefits programs (including, without limitation, Seller’s MetLife life, accidental death and dismemberment, long-term disability and short-term disability programs and policies) maintained by Seller as part of its corporate insurance or benefits programs and on which the Company or its business is insured. Buyer shall be solely responsible for obtaining replacement coverage, Insurance Policies and programs for the Company as replacement thereof.

Section 5.10.          Seller Reinsurance Arrangements. Buyer acknowledges and agrees that Seller shall, at or in connection with Closing, remove the Company from any Reinsurance Arrangements maintained by Seller as part of its reinsurance programs. Buyer shall be solely responsible for obtaining replacement Reinsurance Arrangements for the Company as replacement thereof.

Section 5.11.          Seller Contracts. Each party acknowledges and agrees that Seller shall, at or in connection with Closing, remove the Company from those contracts listed in Section 5.11 of the Disclosure Schedules (the “Pre-Closing Contracts”) and Buyer shall be solely responsible for obtaining replacement contracts for the Company as replacement thereof. Following the Closing, the Company shall have no further obligation or liability under the Pre-Closing Contracts and Seller shall reimburse, indemnify and hold harmless the Company from any such obligations or liabilities.

Section 5.12.          Buyer Financing. Buyer shall use its reasonable best efforts to cause the financing contemplated by the Commitment Letter, subject to the terms and conditions set forth therein, to be available at the Closing; provided, however, that if funds in the amounts set forth in the Commitment Letter become unavailable to Buyer on the terms and conditions set forth therein, Buyer shall use its reasonable best efforts to obtain the funds necessary to consummate the transactions contemplated by this Agreement to the extent available on substantially similar terms and conditions as set forth in the Commitment Letter.

Section 5.13.          Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.14.          Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.15.          Reinsurance. Buyer shall use its best efforts to obtain reinsurance for the Company prior to the Closing.

Section 5.16.          Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, at the requesting party’s expense, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Article VI
TAX MATTERS

Section 6.01.          Tax Covenants.

(a)          All transfer, documentary, sales, use, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The party required to do so by Law shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other party shall cooperate with respect thereto as necessary).

(b)          Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company on or before the Closing Date and the consolidated income Tax Returns for the affiliated group that includes the Seller for the year that includes the Closing Date and any prior years. Any such Tax Returns (except for consolidated income Tax Returns for the affiliated group that includes the Seller for the year that includes the Closing Date and any prior years) shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and the standalone pro-forma Company Tax Return shall be submitted by Seller to Buyer at least 30 days (or in the case of Tax Returns that are due more frequently than annually, as soon as reasonably practicable) prior to the due date (including extensions) of such Tax Return. Seller shall take into consideration any reasonable comments made by Buyer. The preparation and filing of any Tax Return of the Company that is not filed on or before the Closing Date (except for the consolidated income Tax Return for the affiliated group that includes the Seller for the year that includes the Closing Date or any prior years) shall be exclusively within the control of Buyer.

(c)          The affiliated group of which the Seller is a member shall include the income of the Company in its consolidated federal income tax return for all periods through the end of the Closing Date and pay any federal income Taxes attributable to such income. The income of the Company for the calendar year that includes the Closing Date shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

(d)          Buyer shall not and shall cause its Affiliates not to make an election under Section 336(e), 338(g), or 338(h)(10) of the Code or any similar federal, state or local Tax Law with respect to the purchase of the Shares. If the Seller’s consolidated group has taxable income for the calendar year that includes the Closing Date, the net operating losses (“NOLs”) of the Company will be taken into account by operation of the consolidated return rules in the determination of the Seller’s group consolidated taxable income. Seller and Buyer acknowledge and agree that, to the extent any NOL is apportioned to the Company for the post-closing period, (i) neither the Seller nor any member of the affiliated group in which the Seller is a member shall take any action after Closing that reduces, restricts, limits, reattributes or otherwise diminishes the availability of the NOLs to the Company after Closing; and (ii) to the extent that the affiliated group of which Seller is a member has an annual consolidated Code Section 382 limitation from a prior ownership change, such affiliated group shall file a timely election under Treasury Regulations Section 1.1502-95(f) to apportion an appropriate amount of such limitation to the Company.

(e)          Without the prior written consent of Seller, Buyer shall not amend any Tax Return, file a claim for refund or make or revoke any tax election of the Company that relates to any taxable period (or portion thereof) ending on or prior to the Closing Date.

Section 6.02.          Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date (other than Non-Tax Contracts). After such date none of the Company, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03.          Limited Tax Indemnification. Notwithstanding any other provision in this Agreement, the Seller shall indemnify the Company and the Buyer and hold them harmless from and against all Taxes imposed on the Company or Buyer as a result of the Company being a member of an affiliated, consolidated, combined or unitary group of corporations that includes the Seller on or prior to the Closing pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or non-US law.

Section 6.04.          Contests. Buyer shall cooperate with Seller, including obtaining prior written consent from Seller, as it relates to contests and resolutions relating to or otherwise affecting periods prior to the Closing Date. Buyer shall control the contest or resolution of any Action with respect to Taxes of the Company after the Closing Date.

Section 6.05.          Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.06.          Survival. The parties, intending to modify any applicable statutes of limitations, agree that none of the representations, warranties, covenants and agreements of the Company or Seller in Section 3.23 and this Article VI shall survive the Closing.

Section 6.07.          Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Article VII
CONDITIONS TO CLOSING

Section 7.01.          Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)          Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02.          Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the Fundamental Representations, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in the Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)          No Action shall have been commenced against Buyer, Seller or the Company which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Section 7.02(d) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing. Without limiting the generality of the foregoing, the North Dakota Insurance Department and all other applicable regulators shall have approved and consented to the transactions contemplated by this Agreement.

(e)          From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)           The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(g)          Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 5.05.

(h)          Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(i)            Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(j)            Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(k)          Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(l)            Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(m)             Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(n)          The Company shall have statutory surplus as of the Closing Date equal to $20,000,000.

(o)          The Company shall not have changed the amount of its “IBNR” (i.e., incurred but not reported claims) unless agreed to, in advance, by Seller and Buyer in each Party’s sole discretion.

(p)          Buyer shall have obtained reinsurance for the Company effective immediately following the Closing.

(q)          Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03.          Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.06, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.06 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing. Without limiting the generality of the foregoing, the North Dakota Insurance Department and all other applicable regulators shall have approved and consented to the transactions contemplated by this Agreement.

(e)          The Ancillary Documents shall have been executed and delivered by Buyer and true and complete copies thereof shall have been delivered to Seller.

(f)           Buyer shall have delivered to Seller cash in an amount equal to the Closing Date Payment by wire transfer of immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(g)          Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(h)          Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i)            Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(j)            John Scott, Jr., the Company and Seller shall have entered into an agreement terminating the Employment Agreement, dated December 23, 2019, among John Scott, Jr., the Company and Seller (the “Employment Agreement”).

(k)          Buyer shall have contributed cash equal to $30,000,000 to the Company as additional surplus.

Article VIII
INDEMNIFICATION

Section 8.01.          Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.23 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.02(a), Section 3.03, Section 3.25, Section 4.01 and Section 4.06 shall survive indefinitely, and (b) Section 3.20 and Section 3.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02.          Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company after the Closing) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article III of this Agreement or in any certificate delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.23), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI).

Section 8.03.          Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI).

Section 8.04.          Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)          Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $52,500 (the “Deductible”), and then only to the extent such aggregate Losses exceed such amount. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed $52,500 (the “Cap”).

(b)          Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Deductible, and then only to the extent such aggregate Losses exceed such amount. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)          Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Fundamental Representations.

(d)          For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)          Any indemnification provided hereunder by Seller shall be so applied as to avoid any double counting and no Buyer Indemnitee shall be entitled to obtain indemnification more than once for the same matter or Losses.

(f)           If and when Buyer becomes aware of any Loss for which they may seek indemnification under this Agreement, Buyer shall use commercially reasonable efforts to mitigate the Loss.

(g)          The amount of any Losses for which an Indemnified Party claims indemnification under this Agreement shall be reduced by the amount of (i) any insurance proceeds actually received from third party insurers with respect to such Losses; (ii) any Tax Benefit recognized by the Indemnified Party in the year such Loss is incurred or in the two subsequent years, and (iii) any indemnification, contribution, offset or reimbursement payments actually received from third parties with respect to such Losses; provided, that such Indemnified Party shall use commercially reasonable efforts to obtain recoveries from such insurers, including title insurers, and other third parties in respect of this Section 8.04(g). If an Indemnified Party (A) actually receives insurance proceeds from third party insurers with respect to such Losses, (B) realizes a Tax Benefit, or (C) actually receives indemnification, contribution, offset or reimbursement payments from third parties with respect to such Losses, in each case, at any time subsequent to any indemnification payment pursuant to this Article VIII, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount actually received by such Indemnified Party.

Section 8.05.          Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party may be obligated to provide indemnification under this

Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such

Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)          Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company shall be governed exclusively by Article VI hereof.

Section 8.06.          Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 12%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.07.          Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08.          Effect of Investigation. Seller shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had actual knowledge of such inaccuracy or breach prior to the Closing.

Section 8.09.          Exclusive Remedies. Subject to Section 5.03 and Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud or intentional misrepresentation.

Article IX
TERMINATION

Section 9.01.          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Seller and Buyer;

(b)          by Buyer by written notice to Seller if:

(i)            Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)              any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 1, 2024 (the “Drop Dead Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by Seller by written notice to Buyer if:

(i)            Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)              any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)          by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02.          Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)          as set forth in this Article IX and Article X hereof; and

(b)          that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

Article X
MISCELLANEOUS

Section 10.01.      Time is of the Essence. Time is of the essence in each party’s performance of its obligations under this Agreement.

Section 10.02.      Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.03.      Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt);

(b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to Buyer:

Scott Insurance Holdings, LLC

(***)

E-mail: (***)

Attention: John Scott, Sr.

And

Scott Insurance Holdings, LLC

(***)

E-mail: (***)

Attention: John Scott, Sr.

And

Scott Insurance Holdings, LLC

(***)

E-mail: (***)

Attention: John Scott, Jr.

with a copy to:	Venable LLP 750 E. Pratt St., Suite 900 Baltimore, MD 21202 E-mail: BJO’Connor@Venable.com and WRakes@Venable.com Attention: Brian O’Connor and W. Bryan Rakes
If to Seller:	NI Holdings, Inc. 1101 First North Avenue Fargo, North Dakota 58102 E-mail: jalexander@nodakins.com Attention: Jim Alexander

with a copy to:	Dorsey & Whitney LLP 111 South Main Street, Suite 2100 Salt Lake City, UT 84111 E-mail: marx.david@dorsey.com Attention: David F. Marx

Section 10.04.      Interpretation.

(a)          For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

(b)          With respect to the Disclosure Schedules, the parties acknowledge and agree that (A) the inclusion of any items or information in the Disclosure Schedules that are not required by this Agreement to be so included is solely for the convenience of Buyer, (B) the disclosure by Seller of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or significant, (C) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of this Agreement reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other section of the Disclosure Schedules, (D) headings have been inserted in the Disclosure Schedules for convenience of reference only, (E) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement, and (F) the Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in this Agreement. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Without limiting the generality of the foregoing, the provision of monetary or other quantitative thresholds for disclosure on the Disclosure Schedules does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 10.05.      Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06.      Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07.      Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08.      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09.      No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10.      Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11.      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Dakota without giving effect to any choice or conflict of law provision or rule (whether of the State of North Dakota or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE Ancillary Documents OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NORTH DAKOTA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE Ancillary Documents OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11(c).

Section 10.12.      Specific Performance. The parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13.      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:

SCOTT INSURANCE HOLDINGS, LLC

By:	/s/ John J. Scott, Sr.
Name:	John J. Scott, Sr.
Title:	Manager

SELLER:

NI HOLDINGS, INC.

By:	/s/ Michael J. Alexander
Name:	Michael J. Alexander
Title:	President and Chief Executive Officer